NO.95-024912


JAMES T. RASH, AMERICAN              ss.       IN THE DISTRICT COURT OF
MEDICAL TECHNOLOGIES, INC.,          ss.
DON SMITH, GHERE-SMITH               ss.
INTERESTS, INC. AND                  ss.
PATRICK GRAFTON,                     ss.
INDIVIDUALLY AND FOR                 ss.
AND ON BEHALF OF A CLASS             ss.
COMPOSED OF THE MINORITY             ss.
STOCKHOLDERS OF 3CI COMPLETE         ss.
COMPLIANCE CORPORATION, AND          ss.
FOR AND ON BEHALF OF                 ss.
3CI COMPLETE COMPLIANCE              ss.
CORPORATION                          ss.
                                     ss.
V.                                   ss.       HARRIS COUNTY, T E X A S
                                     ss.
WASTE SYSTEMS, INC.,                 ss.
GEORG RETHMANN,                      ss.
HERMANN NIEHUES,                     ss.
JURGEN THOMAS,                       ss.
ERIK VON FORELL,                     ss.
3CI COMPLETE COMPLIANCE              ss.
CORPORATION                          ss.       269TH JUDICIAL  DISTRICT


                             SETTLEMENT AGREEMENT

                                      I.

                                 INTRODUCTION


      THIS AGREEMENT is made this 17th day of July, 1997, by and between JAMES
T. RASH ("RASH"), AMERICAN MEDICAL TECHNOLOGIES, INC. ("AMOT"), DON SMITH ("SMITH"), GHERE-SMITH INTERESTS, INC. ("GHERE-SMITH") AND PATRICK GRAFTON ("GRAFTON") (collectively the "NAMED PLAINTIFFS"), plaintiffs in the above captioned litigation (the "Texas Action"), and WASTE SYSTEMS, INC. ("WSI"), GEORG RETHMANN ("RETHMANN"), HERMANN

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NIEHUES ("NIEHUES"), ERNST JUERGEN THOMAS ("THOMAS"), ERIK VON FORELL
("FORELL"), AND 3CI COMPLETE COMPLIANCE CORPORATION ("3CI") (collectively the "Named Defendants"), defendants in the Texas Action. This Agreement is entered into by the Named Plaintiffs, individually, as representatives of the Minority Stockholders of 3CI similarly situated (the "Minority Stockholders"), and derivatively for and on behalf of 3CI.

                                       II.
                                    RECITALS

      Whereas, 3CI has a single class of equity securities issued and outstanding, its Common Stock, $.01 par value (the "Common Stock"), which trades over the counter on the NASDAQ Small-Cap Market under the symbol TCCC; and

      Whereas, during all relevant times since February 4, 1994, the Owners of WSI have owned all (100%) of the stock of WSI; WSI has owned a majority (more than 50%) of the issued and outstanding Common Stock of 3CI; and by voting its 3CI Common Stock, WSI has elected all of the members of the Board of Directors of 3CI; and

      Whereas, as of January 9, 1997, there were 9,900,311 shares of 3CI's Common Stock issued and outstanding; and

      Whereas, as of January 9, 1997, WSI was the beneficial owner of 5,104,448 shares (51.6%) of 3CI's Common Stock; and

      Whereas, during all relevant times since February 4, 1994, the Named Plaintiffs have been Minority Stockholders of 3CI; and

      Whereas, as of January 9, 1997, the Named Plaintiffs and the potential members of the Class collectively owned approximately 3,010,498 (30.4%) shares of 3CI's Common Stock; and

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      Whereas, disputes and disagreements have arisen between the Named
Plaintiffs and the Named Defendants, the substance of which is reflected in the pleadings currently on file in the Texas Action; and

      Whereas, in the Texas Action, the Named Plaintiffs, individually, as representatives of the Minority Stockholders and derivatively for and on behalf of 3CI, seek to recover of and from the Named Defendants amounts allegedly owed to the Named Plaintiffs, individually and as representatives of the Minority Stockholders and to 3CI; and

      Whereas, each of the Named Defendants deny each and every one of the claims and causes of action asserted against them by the Named Plaintiffs and they assert that they have properly operated and managed the business and financial affairs of 3CI, that they have good and sufficient defenses to each and every one of the claims and causes of action asserted against them by the Named Plaintiffs in the Texas Action; but, nevertheless, they wish to resolve and settle all such claims and causes of action in order to avoid the uncertainties and expenses of the Texas Action and in order to maintain a harmonious relationship with the Named Plaintiffs and the other Minority Stockholders; and

      Whereas, the Plaintiffs' Legal Counsel has conducted extensive document and deposition discovery and has thoroughly investigated the factual and legal issues raised in the Texas Action and has concluded that a settlement of the Texas Action on the terms set forth in this Agreement is in the best interest of the Named Plaintiffs, individually, and, subject to the Court's approval, the other Minority Stockholders and 3CI;

      Now Therefore, for and in consideration of the considerations to be paid by or on behalf of all of the Named Defendants as provided in this Agreement and the various representations and

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agreements set forth in this Agreement, the adequacy and sufficiency of which is hereby stipulated and acknowledged by each of the parties to this Agreement, it is agreed that all of the claims and causes of action which have been asserted by the Named Plaintiffs, individually, as representatives of the other Minority Stockholders, and derivatively for and on behalf of 3CI in the Texas Action, should be compromised on the following terms and conditions:

                                     III.

                                 DEFINED TERMS
      A.    The following terms shall have the following meaning:

            1. "Affiliates" or "Affiliated" means corporations, partnerships and other business entities and ventures, if any, which are owned or controlled by the Owners of WSI or WSI through the ownership of the majority of the shares or interests having voting rights.

            2. "Agreement" means this Settlement Agreement and each of the exhibits attached hereto which are incorporated herein by reference for all purposes.

            3. "Class Certification Hearing" means the hearing to be held by the Court pursuant to Tex. R. Civ. P. 42, for the purpose of determining whether the Settlement Class provided for in P. IV. A. should be approved and established.

            4. "Common Stock" means 3CI's $.01 par value common stock which trades over the counter on the NASDAQ Small-Cap market under the ticker symbol TCCC.

            5. "Court" means the 269th Judicial District Court, Harris County, Texas, in which the Texas Action is pending.

            6. "Defendants' Legal Counsel" means the law firms of Susman & Godfrey L.L.P., Alexander & Associates, and Beckworth & Carrigan, L.L.P.

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            7. "Effective Date" means the date on which all of the conditions of this Agreement becoming effective shall have occurred. Such conditions are stated in P. IV. C.

            8. "Fairness Hearing" means the hearing to be held by the Court as provided in Tex. R. Civ. P. 42 to consider whether the Court should certify the Settlement Class, as defined in P. IV. A., approve this Agreement and enter the Judgment.

            9. "Grafton" means named Plaintiff Patrick Grafton. Grafton is represented separately by the law firm of Wynne & Manney.

            10. "Judgment" means the Judgment and Order of Dismissal which the parties to this Agreement will jointly request the Court to enter pursuant to Tex. R. Civ. P. 42 after the Court has conducted the Class Certification Hearing and the Fairness Hearing and has determined that this Agreement should be approved and implemented. Such Judgment is attached as Exhibit 1.

            11. "Minority Stockholders" means those persons and entities that at January 9, 1997 owned shares of 3CI's Common Stock and whose interests in 3CI are similarly situated to those of the Named Plaintiffs subject to the exclusions noted in P. IV. A. 2.

            12. "Owners of WSI" means and includes Rethmann V&B GmbH & Co., a German corporation controlled by members of the Rethmann Family of Germany; and Lobbe Holding GmbH & Co., a German corporation controlled by members of the Edelhoff Family of Germany.

            13. "Plaintiffs' Legal Counsel" means the law firm of Vinson & Elkins L.L.P. The law firm of Vinson & Elkins represents the Named Plaintiffs and the members of the class except Grafton.

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            14. "Released Defendants" means each of the Named Defendants, the
Owners of WSI and their respective stockholders, directors, officers, agents, employees, representatives, attorneys, predecessors, successors, assigns and all other individuals and entities associated or Affiliated with them that are released by the Named Plaintiffs under this Agreement, including but not limited to Norbert Rethmann, Bettina Berger, Georg Rethmann, Gustav Dieter Edelhoff, Dr. Hermann Niehues, Gustav Edelhoff, Eric von Forell, Heidemarie Edelhoff, Markus Goedecke, Heike Edelhoff-Kirchhoff, Dr. Werner Kook, Markus Roeper, Uwe Falkenberg, Reinhard Lohmann, Ernst-Juergen Thomas, Rethmann AG & Co., Rethmann Kreislaufwirtschaft Verwaltungs GmbH, Rethmann Kreislaufwirtschaft Beteiligungs GmbH, Rethmann Kreislaufwirtschaft GmbH & Co. KG, AIR Lippewerk Recycling GmbH, Rethmann Lippewerk Recycling GmbH, Rethmann Verwaltungs-und Beteiligungs GmbH & Co. KG, Rethmann Photorecycling GmbH, Lobbe Holding GmbH & Co., Lobbe Holding Geschaeftsfuehrung GmbH, Curtis Wayne Crane, 3CI Complete Compliance Corporation dba American 3CI including Medwaste Division and Riverbay Division, Charles Donald Crochet, Dr. Clemens Pues, E&R Holding GmbH, Waste Systems, Inc., 3CI Acquisition Corp./A/MED, and 3CI Acquisition Corp. AMTC.

            15. "Released Plaintiffs" means each of the Named Plaintiffs and their respective stockholders, directors, officers, agents, employees, representatives, attorneys, predecessors, successors and assigns, and all other individuals and entities associated or affiliated with them that are released by the Named Defendants under this Agreement.

            16. "River Bay Group" means River Bay Corporation, a Mississippi corporation ("River Bay") and the owners, as of January 9, 1997, of shares of 3CI's Common Stock issued by 3CI to the former owners of River Bay as a result of 3CI's acquisition of substantially all of the

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assets of River Bay in October 1994 or thereafter, and the Bank of Raleigh and the Smith County Bank.

            17. "SEC" means the Securities Exchange Commission.

            18. "Shepherd Group" means Med-Waste Disposal Services, Inc., an Arkansas corporation ("Med-Waste"), and James H. Shepherd, James Michael Shepherd, and Richard T. McElhannon, and their respective subrogees, assigns, agents, personal representatives and heirs, all of whom are "Releasors," as defined in that certain Settlement Agreement and Release of All Claims effective January 10, 1996 (the "Med-Waste Settlement Agreement").

            19. "Texas Action" means the above captioned and numbered legal action pending before the Court.

            20. "Value Received" means the benefits conferred upon 3CI, the Named Plaintiffs and the other Minority Stockholders who are members of the Settlement Class as a consequence of the Texas Action and this Agreement. This term shall, without limitation, specifically include any and all securities issued by 3CI and amounts paid and to be paid pursuant to the terms of this Agreement, and any amounts paid pursuant to the Judgment entered in the Texas Action including attorneys' fees and/or costs.

            21. "WSI" means Waste Systems Incorporated, a Delaware corporation, all (100%) of the stock of which is owned by the Owners of WSI.

            22. "3CI" means 3CI Complete Compliance Corporation, a Delaware corporation.

                                      IV.
                                 GENERAL TERMS

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      By entering into this Agreement, each of the undersigned parties agrees to take all necessary and reasonable procedural and legal steps to cause the Settlement Class to be established by the Court, this Agreement to be approved by the Court, the Judgment to be entered by the Court, and this Agreement and the Judgment to be implemented.

      A.    THE SETTLEMENT CLASS.

            1. For settlement purposes only, the parties stipulate and agree to the establishment of a plaintiff class in the Texas Action composed of the Named Plaintiffs and other Minority Stockholders as of January 9, 1997 (the "Settlement Class") for the purpose of effectuating this Agreement, subject to the exclusions stated in P. IV.A.2.

            2. The Settlement Class is not intended to include and does not include any stockholder in 3CI in any one or more of the following categories:

                  (a) The Owners of WSI or any of their stockholders, directors, officers, agents, employees, representatives, attorneys, predecessors, successors, assigns or any other person or entity associated or Affiliated with the Owners of WSI;

                  (b) WSI or any of its directors, officers, agents, employees, representatives, attorneys, consultants, predecessors, successors, assigns or any other person or entity associated or Affiliated with WSI;

                  (c) Any of 3CI's directors, officers, agents, employees, representatives, attorneys or consultants who are employed by WSI or the Owners of WSI;

                  (d) Any person or entity that has been or is now a member of the Shepherd Group or the River Bay Group;

                  (e) Any person or entity that ceased to be a stockholder of 3CI prior to January 9, 1997; or

                  (f) Any person or entity that was a Minority Stockholder of 3CI on January 9, 1997 and elects to opt out of the Settlement Class or

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                        opposes this Agreement being approved by the Court or
                        the Judgment being entered by the Court.

            3. The benefits to be received by 3CI, the Named Plaintiffs and the other members of the Settlement Class pursuant to this Agreement and the Judgment are the result of arms-length negotiations by representatives of the parties concerning the matters set forth in the pleadings on file in the Texas Action, and other claims that the Named Plaintiffs may have against the Named Defendants and/or any of the Released Defendants as of the execution of this Agreement, whether known or unknown. Such benefits represent compromises of disputed claims.

            4. Subject to the terms of this Agreement, any person or entity that is a Minority Stockholder and that would otherwise be a member of the Settlement Class may elect to be excluded from the Settlement Class by opting out within forty-five (45) days of the mailing of the notice to be provided to the potential members of the Settlement Class. Any potential member of the Settlement Class that timely and properly elects to opt out of the Settlement Class or any potential member or member of the Settlement Class that opposes the Court's approval of this Agreement or the entry of the Judgment shall not be bound by the terms of this Agreement or the Judgment or be entitled to receive any of the benefits provided to the members of the Settlement Class pursuant to this Agreement and the Judgment.

      B. COOPERATION TO SECURE COURT APPROVAL AND EFFECTUATE THIS AGREEMENT AND THE JUDGMENT.

            1. Each of the parties to this Agreement shall recommend to the Court that it: (a) approve the creation of the Settlement Class as defined above, (b) approve this Agreement as being a fair, adequate and reasonable compromise of contested claims, and (c) enter the Judgment substantially in the form of EXHIBIT 1.

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            2. Securing the Court's approval of the Settlement Class and this
Agreement and obtaining entry of the Judgment shall be the primary responsibility of 3CI and the counsel of record for 3CI in the Texas Action. In addition, legal counsel for 3CI shall have the primary responsibility for the preparation of all documents contemplated or required by the Agreement, including, but not limited to, the preparation and mailing of notices to the Minority Stockholders of this Agreement, the Class Certification Hearing and the Fairness Hearing, the receipt of any Opt-outs from potential members of the Settlement Class and the administration of the implementation of the terms of this Agreement if and when it becomes effective. Notwithstanding anything herein to the contrary, Plaintiffs' Legal Counsel shall be solely responsible for the drafting of the notice to the potential members of the Settlement Class of the proposed class settlement.

            3. Each of the parties to this Agreement shall execute such other and further documents and take such other actions as may be reasonably necessary and proper to carry out and effectuate the terms of this Agreement and the Judgment.

      C.    CONDITIONS TO THIS AGREEMENT BECOMING EFFECTIVE:

            1. The conditions to this Agreement becoming effective are each and all of the following events:

                  (a) the Court approving and creating the Settlement Class as required by Tex. R. Civ. P. 42;

                  (b) the Court approving this Agreement and each of the attached Exhibits in all material respects as required by Tex. R. Civ. P. 42;

                  (c) the Court entering the Judgment substantially in the form of EXHIBIT 1;

                  (d) the time for appeal from the Judgment expiring or, if the Judgment is appealed, the Judgment being affirmed in all material respects by the

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                        court of last resort to which such an appeal is taken
                        and such affirmance becoming no longer subject to further appeal;

                  (e) 3CI transferring into an escrow account for later conveyance to the Plaintiffs in accordance with P. VI.B.1 and 2, in proportion to their respective stock ownership interests as of January 9, 1997, (i) 78,014 shares of Common Stock, and (ii) warrants on the basis of one warrant for every three shares of Common Stock owned;

                  (f) the payment by 3CI of $425,000 into an escrow account as provided in P. VIII.A.1; and

                  (g) obtaining SEC approval, to the extent such approval is necessary, to convert the 1,000,000 shares of Series A Preferred Stock into 7,000,000 shares of Series B Preferred Stock as provided in P. VI. A. 1 and 2.

      D.    RESTRICTIONS ON NAMED PLAINTIFFS' RIGHT TO OPT OUT

            1. The Named Plaintiffs agree that if the Settlement Class is approved and established by the Court as contemplated in P. IV.A., they will not opt out of such Settlement Class or oppose the approval of this Agreement or the entry of the Judgment by the Court.

            2. Contemporaneously with the execution of this Agreement, each of the Named Plaintiffs shall disclose to the Named Defendants the names and addresses of each of the persons and entities that they represent in the Texas Action and shall deliver to the Named Defendants letters signed by as many of such represented persons or entities as possible--but in no event fewer than those owning 1,000,000 shares of 3CI Common Stock-- confirming that one of the Named Plaintiffs does, in fact, represent its or his interest and has authority to act on its or his behalf in the Texas Action and bind it or him to this Agreement. Each such letter shall state that the person or entity signing it agrees to be bound by their respective representative's agreement stated in P. IV.D.1.

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            3. Within seven (7) days after the end of the opt out period established by the Court, 3CI's Legal Counsel shall deliver to Plaintiffs' Legal Counsel and file with the Court a notice stating the names of any potential members of the Settlement Class who have timely and properly exercised their right to opt out of the Settlement Class. In addition, 3CI's Legal Counsel will, if requested, promptly make available to Plaintiffs' Legal Counsel for review and copying the original opt out responses received from potential members of the Settlement Class.

      E.    RIGHT OF WITHDRAWAL.

            Any party to this Agreement shall have the right to withdraw from this Agreement and declare it null and void, without liability to any party, if any one or more of the following events takes place before the Effective Date:

            (a) Any material representation made in this Agreement to the party electing to withdraw is false or if any material undertaking made in this Agreement to the party electing to withdraw is breached;

            (b) WSI or any other creditor seizes assets of 3CI or forecloses on a security interest granted by 3CI for the repayment of any of its debts, having a current fair market value of $100,000 or more, and such seizure or foreclosure has a materially adverse effect upon the financial condition of 3CI;

            (c) 3CI is placed in receivership, subject to liquidation, or bankruptcy (voluntary or involuntary);

            (d) 3CI sells, disposes, or conveys any of its assets or business, other than in the ordinary course of its business, having a current fair market value of $100,000 or more, and such sale, disposal, or conveyance has a materially adverse effect upon the financial condition of 3CI;

            (e) 3CI pledges to WSI, any member of the River Bay Group, and/or any member of the Shepherd Group, assets having a current fair market value of $100,000 or more;

            (f)   3CI's Common Stock should be delisted from NASDAQ;

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            (g)   25% or more of the potential members of the Settlement Class, in the number of shares of Common Stock owned by them as of January 9, 1997, opt out of the Settlement Class; or

            (h) 3CI fails to deposit the common stock, the warrants, and the $425,000 into escrow as provided in P. IV.C. 1. e and f.

      Any party to this Agreement shall also have the right to withdraw from this Agreement and declare it null and void, without liability to any party, if this Agreement has not become Effective on or before the second anniversary of its execution.

      The right to withdraw from the Agreement may be effected by the withdrawing party or its or his legal counsel providing written notice of withdrawal to the other parties or their legal counsel by certified mail, return receipt requested.

      F.    PRESERVATION OF THE STATUS QUO IN THE TEXAS ACTION.

            1. Prior to the Effective Date, the status quo of the Texas Action shall be preserved. If any party to this Agreement exercises the right to withdraw from this Agreement or if this Agreement does not become effective for any reason, then: (i) the negotiations between the parties and the provisions of this Agreement shall be considered to be compromise and offers to compromise within the meaning of Rule 408, Texas Rules of Civil Evidence, and (ii) the Named Plaintiffs may resume the prosecution and the Named Defendants may resume the defense of the Texas Action.

            2. Nothing in this Agreement is intended to toll any applicable statute of limitations and shall not be interpreted as tolling any applicable statute of limitations.

                                      V.
                    REPRESENTATIONS OF THE NAMED DEFENDANTS

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      A. The Named Defendants represent to the Named Plaintiffs and the other members of the Settlement Class as of the date of the execution of this Agreement and as of the date of the Fairness Hearing that:

            1. The Owners of WSI desire and intend to sell all or some of their interest in WSI and/or 3CI (including some or all of WSI's 5,104, 448 shares of Common Stock and the indebtedness which 3CI owes to WSI) for consideration which is acceptable to them in their sole discretion.

            2. 3CI, WSI, and the Owners of WSI desire and intend to identify and elect two qualified and independent individuals to serve on the Board of Directors of 3CI.

            3. They do not have a present intent or plan to do any of the following:

                  (a) seize any assets or foreclose any security interest granted by 3CI for the repayment of any debt 3CI owes to WSI;

                  (b)   cause WSI or 3CI to be liquidated;

                  (c)   permit 3CI to be placed in receivership or bankruptcy;

                  (d)   permit the Common Stock to be delisted by NASDAQ; and

                  (e) sell, close or cease operation of 3CI or any of its currently operating facilities, which sale, closure or cessation would have a materially adverse effect on the financial condition of 3CI.

      B. The representations of the Named Defendants stated in P. V.A.1, 2 and 3 above are intended as statements of their intent as of the date of the execution of this Settlement Agreement and, subject to confirmation at the Fairness Hearing, as of the date of the Fairness Hearing. Such representations are not intended to and shall not impose any contractual obligations upon them.

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                                      VI.
                       CONSIDERATION FLOWING TO 3CI AND
                      THE MEMBERS OF THE SETTLEMENT CLASS

      The Named Defendants shall provide the following benefits to 3CI and to the Named Plaintiffs and the other members of the Settlement Class at the time provided for herein:

      A.    VALUE RECEIVED BY 3CI:
            1. Effective as of January 1, 1997, 3CI entered into an Exchange Agreement pursuant to which it issued 1,000,000 shares of its Series A Preferred Stock to WSI in exchange for cancellation of and reduction in the principal amount of certain promissory notes held by WSI. The Exchange Agreement provided for (a) the cancellation of a promissory note dated December 20, 1996 in the original principal amount of $2,700,000 payable to the order of WSI (the "1996 Note") and (b) the reduction in principal amount of a promissory note dated September 30, 1995 in the original principal amount of $8,000,000, payable to the order of WSI (the "1995 Note") in an amount equal to $7,000,000 less the principal amount of the 1996 Note as of January 1, 1997. Upon the execution of this Agreement, 3CI and WSI will promptly request and diligently attempt to obtain SEC approval, to the extent such approval is necessary, to convert all of such Series A Preferred Stock into 7,000,000 shares of Series B Preferred Stock which shall be in the form of and have the terms and provisions set forth in
EXHIBIT 2.
            2. As soon as reasonably possible following the SEC's approval of the conversion of the 1,000,000 shares of Series A Preferred Stock into 7,000,000 shares of Series B Preferred Stock in the form of EXHIBIT 2, 3CI and WSI shall effectuate such conversion. WSI and

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the Owners of WSI further agree, on behalf of themselves and their successors and assigns, that they will not vote to change or amend the terms and provisions of EXHIBIT 2.

            3. No dividends will be paid or payable by 3CI on the Series A Preferred Stock or on the Series B Preferred Stock nor shall any such convertible preferred stock be convertible into Common Stock while the warrants to be issued by 3CI to the Named Plaintiffs and the other

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members of the Settlement Class or their nominee pursuant to P. VI.B.2 remain outstanding. However, after all of such warrants have expired and/or been exercised, WSI may receive dividends on its convertible preferred stock, at the rate of 8.25% per annum, and WSI will have the option to convert its Series B Preferred Stock into Common Stock as provided herein and in EXHIBIT 2.

            4. For two (2) years from and after the Effective Date, WSI shall have the right to convert additional debt owed to it by 3CI into additional Convertible Preferred Stock, having the identical terms as the Series B Convertible Preferred Stock, on the basis of one Dollar ($1) per share of such Convertible Preferred Stock except that the conversion shall be the actual date of conversion rather than January 1, 1997.

            5. In the event WSI should ever elect to exercise its option to convert any of its Series B Convertible Preferred Stock into Common Stock, then:

                  a.    the conversion price, as more specifically defined in
                        EXHIBIT 2, P. 4(b), shall be the equivalent of the closing market price on the date such conversion option is exercised by WSI, minus One Dollar ($1), provided, however, that if the market price is less than One Dollar ($1) per share, WSI will not be entitled to a refund of the negative difference; and

                  b. the Named Plaintiffs and the other members of the Settlement Class shall have the option, for forty-five
                        (45) days following receipt of written notice of WSI's conversion of Series B Preferred Stock into Common Stock and of the existence of this option, to purchase from 3CI, at the market price on the date of the purchase, the additional number of shares of Common Stock necessary to preserve their respective stock ownership interest in 3CI as it was on the date immediately preceding WSI's conversion of its Series B Preferred Stock into Common Stock.

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      B.    VALUE RECEIVED BY THE MINORITY STOCKHOLDERS:

            1. Within thirty (30) days after the Effective Date, 3CI shall deliver to the Named Plaintiffs and the other members of the Settlement Class or their nominee a total of 78,014 shares of Common Stock to be apportioned among them as their respective stock ownership interests may appear as of January 9, 1997. To the extent possible, the shares shall be delivered out of the treasury of 3CI. To the extent necessary, however, 3CI may issue new shares of Common Stock to the Plaintiffs and the other members of the Settlement Class or their nominees. All such shares shall be registered and freely tradeable at the time of delivery.

            2. Within thirty (30) days after the Effective Date, 3CI shall issue non-transferrable warrants to the Named Plaintiffs and each of the other members of the Settlement Class or their nominee entitling them to purchase from 3CI additional shares of Common Stock of 3CI on the basis of 1 warrant for each 3 shares of Common Stock they owned as of January 9, 1997 at a price of $1.50 per share. Such warrants shall be in the form of, be exercisable and have the terms and provisions set forth in EXHIBIT 3 and may be exercised by the holder thereof at any time within two (2) years from and after the Effective Date. Any Common Stock acquired through the exercise of these warrants shall be registered and freely tradeable at the time of delivery.

            3. 3CI may also issue warrants to the members of the Shepherd Group and the River Bay Group who owned Common Stock as of January 9, 1997 on the identical basis (1 warrant for each 3 shares of Common Stock) and on the identical terms as the warrants to be issued by 3CI to the Named Plaintiffs and the other members of the Settlement Class pursuant to P. VI.B.2. Any such warrants shall expire on the same date as the warrants to be issued by 3CI to the Named Plaintiffs and the other members of the Settlement Class.

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
            4. The Owners of WSI and the Named Defendants, including 3CI, agree that they will not take any action at any time which shall, directly or indirectly, have the effect of diluting the stock ownership interests owned, as of January 9, 1997, by the Named Plaintiffs and the other members of the Settlement Class or the securities to be issued by 3CI to the Named Plaintiffs and the other members of the Settlement Class pursuant to P. VI.B.1 and 2; provided, however, that nothing herein is intended to or shall prevent 3CI, in the ordinary course of business, from conducting good faith mergers or acquisitions, even if such mergers and/or acquisitions have the effect of diluting the stock ownership interests owned by the Named Plaintiffs and any other stockholders of 3CI, so long as the dilutive effect of any such transaction is proportionally the same on each stockholder of 3CI. Any Common Stock which may be issued by 3CI pursuant to the express terms of this Agreement shall not be considered a dilution of the stock ownership interests of the Named Plaintiffs or the other members of the Settlement Class. Likewise, the issuance of 120,000 shares of Common Stock to Grafton in connection with the settlement of certain claims that Grafton asserted against 3CI relating to the termination of Grafton as a director, officer, and employee of 3CI shall not be considered a dilution of the stock ownership interests of the Named Plaintiffs or the other members of the Settlement Class.1

      C. If the exercise of the warrants issued to the Named Plaintiffs and the other members of the Settlement Class pursuant to P. VI.B.2 dilutes WSI's Common Stock ownership interest in 3CI below the ownership interest it held as of January 9, 1997, then WSI shall have the option

--------
      1 To the extent that 3CI does not presently (at the time of the Grafton settlement) have 120,000 authorized shares of Common Stock to issue or transfer to Grafton, 3CI may borrow such shares of Common Stock from WSI and later issue 120,000 shares of Common Stock to WSI. The issuance of such 120,000 shares of Common Stock to WSI shall not be considered a dilution of the stock ownership interests of the Named Plaintiffs or the other members of the Settlement Class.

to purchase from 3CI the number of shares of Common Stock required to return its stock ownership interest to the percent of ownership interest it held on January 9, 1997 at a price of $1.50 per share. Such option shall expire thirty (30) days after the date all warrants issued pursuant to P. VI.B.2 have been exercised or expire. Any 3CI stock acquired by WSI pursuant to this paragraph shall be registered and fully tradeable at the time of delivery, and shall not be considered a dilution of the stock ownership interests of the Named Plaintiffs or the other members of the Settlement Class.

                                     VII.
                          DISTRIBUTION OF SECURITIES

      The procedures by which the securities (Common Stock and warrants) referred to in P. VI. B.1. and 2. shall be delivered by 3CI to the Named Plaintiffs and the other members of the Settlement Class shall be as follows:

      A.    ISSUANCE OF WARRANTS.

            Within thirty (30) days after the Effective Date, 3CI shall, pursuant to P. VI.B.2. calculate the total number of securities to be delivered to each of the Named Plaintiffs and each of the other members of the Settlement Class, making appropriate adjustments for any opt outs or objections, and cause such securities to be delivered to the members of the Settlement Class or their nominees. 3CI shall file with the Court a notice stating that it has delivered such securities to the members of the Settlement Class in accordance with the terms of this Agreement, which notice shall state the name of each member of the Settlement Class and the number of securities delivered to each such person or entity or their nominee. A copy of such notice will be delivered to Plaintiffs' Legal Counsel.

      B.    ADMINISTRATION OF THE SETTLEMENT.

            1. Securities to be delivered by 3CI to the Named Plaintiffs and the other members of the Settlement Class or their nominees shall be delivered to the Postal Service within thirty (30) days after the Effective Date. 3CI shall file with the Court a notice stating the total of the initial distribution of securities it has made to the members of the Settlement Class or their nominees. A copy of such notice shall be delivered to Plaintiffs' Legal Counsel.

            2. If requested by the Named Plaintiffs, 3CI shall cause an independent accounting firm of its choice to: (a) review the computation and actual mailing process employed by 3CI in making the initial distribution of securities to members of the Settlement Class or their nominee; and (b) provide a written report to the Court indicating that, after conducting appropriate review, to the best of the accounting firm's knowledge and belief, 3CI has computed and distributed securities to the members of the Settlement Class or their nominee in accordance with the terms of this Agreement. This report shall be completed and filed with the Court as soon as reasonably possible after the date that 3CI has made the initial distribution of securities as provided in P. VII.B.1 and 2. A copy of such report shall also be delivered to Plaintiffs' Legal Counsel.

            3. Any disputes or disagreements between any members of the Settlement Class, between any member of the Settlement Class and any third parties or any other uncertainties as to the correct person or entity entitled to receive securities pursuant to this Agreement may be submitted to the Court for final resolution. In the event it should ever be determined that securities were issued to a member of the Settlement Class not entitled to receive same, 3CI shall be entitled to recover such securities from the person or entity not entitled thereto and to issue or cause to be issued the securities recovered to the person or entity entitled to receive same.

      C.    UNDELIVERABLE SECURITIES.

            1. Any securities distributed to members of the Settlement Class that are returned within ninety (90) days from and after the Effective Date, shall be considered "Initially Undeliverable" securities. Upon return of such securities, or other notice that such securities cannot be delivered, 3CI shall compile a list of the same. 3CI, with respect to such list of Initially Undeliverable securities, shall promptly make reasonable and good faith attempts to locate any missing members of the Settlement Class and deliver to them the securities that they are entitled to receive under this Agreement. The expense of locating missing members of the Settlement Class and distributing securities to them shall be the responsibility of 3CI.

            2. The parties anticipate that there may be a limited number of members of the Settlement Class whose whereabouts will not be ascertainable and whose securities may never be claimed. Such amounts are hereafter referred to as "Undeliverable Securities." On the first anniversary of the Effective Date, 3CI shall deliver a written report to the Court with a copy to Plaintiffs' Legal Counsel stating the number of missing members of the Settlement Class and the aggregate amount of Undeliverable Securities. Promptly after this report is filed with the Court and delivered to Plaintiffs' Legal Counsel, Plaintiff's' Legal Counsel and 3CI's Legal Counsel shall jointly request the Court to determine the proper distribution of such Undeliverable Securities. At such time, the parties will consider and report to the Court on what, if any, additional steps to locate missing members of the Settlement Class may be reasonable and necessary, the disposition of the securities which have been issued to members of the Settlement Class but which have never been returned or receipted for and the appropriate final disposition of all Undeliverable Securities. Neither the Plaintiffs nor the Defendants shall be recipients of any Undeliverable Securities, but such securities shall be delivered or disposed of by 3CI as directed by the Court.

                                     VIII.
                          PLAINTIFFS' ATTORNEYS' FEES
                            AND LITIGATION EXPENSES

      A.    RESPONSIBILITY AND AMOUNT PAYABLE BY 3CI.

            1. Representatives of the parties, without the involvement of Plaintiffs' Legal Counsel and Defendants' Legal Counsel, have met to determine if any agreement is possible with respect to the amount of necessary and reasonable attorneys' fees awardable to Plaintiffs' Legal Counsel. An agreement was reached that for the time expended by Plaintiffs' Legal Counsel to February 15, 1997, the amount of $425,000 was necessary and is reasonable. The parties to this Agreement shall jointly request that the Court to award this amount of attorneys' fees to Plaintiffs' Legal Counsel for services rendered in the Texas Action to February 15, 1997. If the Court awards this amount to Plaintiffs' Legal Counsel, then 3CI shall deposit this amount into an interest-bearing escrow account at a federally insured financial institution in Houston, Harris County, Texas, within fourteen (14) days after the date on which the Court enters the Judgment. All interest accrued shall belong to 3CI and be at 3CI's complete discretion at all times. The sum of $425,000 on deposit in such account shall be disbursed to Plaintiffs' Legal Counsel within seven (7) days after the Effective Date.

      B. RESPONSIBILITY AND AMOUNT OF LEGAL FEES AND LITIGATION EXPENSES PAYABLE BY NAMED PLAINTIFFS.

            1. In an effort to avoid further controversy, disagreement and expense, representatives of the Named Plaintiffs have met with Plaintiffs' Legal Counsel to determine if any agreement is possible with respect to the amount of necessary and reasonable attorneys' fees awardable to Plaintiffs' Legal Counsel for time expended and services rendered in the Texas Action from and after February 15, 1997. An agreement was reached, and the Named Plaintiffs stipulate and agree that Plaintiffs' Legal Counsel is entitled to be compensated in the amount of $50,000 for time expended and services rendered in the Texas Action from and after February 15, 1997. In addition, Plaintiffs' Legal Counsel is entitled to be paid for all costs and expenses incurred by Plaintiffs' Legal Counsel in the Texas Action since the inception of the Texas Action.

      2. The amounts referred to in paragraph VIII.B. will be paid by the Named Plaintiffs and the other members of the Settlement Class exclusively, as agreed by the Named Plaintiffs and Plaintiffs' Legal Counsel in a separate written agreement to be filed with the Court.

      C.    THESE AMOUNTS TO BE INCLUDED IN JUDGMENT

            The Named Plaintiffs will request the Court to include in its Judgment an award of the amounts provided in P. VIII.A. and B. to Plaintiffs' Legal Counsel as necessary and reasonable attorneys' fees and litigation expenses in the Texas Action. The Court's refusal to include an award of all or any of such amounts in its Judgment shall not be grounds for any party hereto to withdraw from this Agreement.

                                      IX.
              MUTUAL RELEASES AND DISPOSITION OF THE TEXAS ACTION

      The releases given herein shall become effective on the Effective Date.

      A.    RELEASE OF THE NAMED DEFENDANTS AND OTHER RELEASED DEFENDANTS.

            1. For good and valuable consideration referenced in this Agreement, each of the Named Plaintiffs, individually, and as may be specifically authorized by the Court each of the Named Plaintiffs as representatives of the members of the Settlement Class and derivatively on behalf of 3CI, hereby release, acquit, and discharge each of the Owners of WSI, the Named Defendants and each and all of the other Released Defendants from any and all claims, causes of action, demands, court costs, expenses, attorneys' fees, liabilities and other obligations of any kind whatsoever, whether known or unknown, asserted or unasserted, in contract, tort or otherwise, liquidated or unliquidated, arising out of or relating to any transactions or occurrences which they may have as of the Effective Date.

      B.    RELEASE OF THE NAMED PLAINTIFFS.

            For good and valuable consideration referenced in this Agreement, each of the Named Defendants, the Owners of WSI and the other Released Defendants hereby release, acquit and discharge each of the Named Plaintiffs and each and all of the other Released Plaintiffs, including each member of the Settlement Class, from any and all claims, causes of action, demands, court costs, expenses, attorney fees, liabilities and other obligations of any kind whatsoever, whether known or unknown, asserted or unasserted, in contract, tort or otherwise, liquidated or unliquidated, which they may have as of the Effective Date.

      C.    MATTERS EXCLUDED FROM THE RELEASES.

            1. Anything in this Agreement to the contrary notwithstanding, excluded from the release granted in P. VIII.A. and B. above, are the following specific claims and causes of action, if any, and no other: (a) any claims by or against any member of the Shepherd Group and the River Bay Group, and (b) any claims by or against any potential member of the Settlement Class that elects to opt out of the Settlement Class or to oppose the approval of this Agreement or entry of the Judgment by the Court.

            2. No release has been granted by any party to this Agreement regarding these specifically excluded matters. This Agreement, including the Judgment it contemplates, has been entered into without prejudice to such claims or defenses of any party regarding any of these specifically excluded matters or any other claims or defenses arising after the Effective Date.

      D. CONSEQUENCE OF THIS AGREEMENT NOT BECOMING EFFECTIVE. If this Agreement does not become effective for any reason, then:

            1. This Agreement shall be of no force or effect unless all parties to this Agreement undertake and agree in a separate writing to proceed, to perform, and to implement this Agreement or to amend same. 2. This Agreement and all negotiations and proceedings connected therewith shall be without prejudice to the rights, claims or defenses of any party hereto, shall not be construed to be an admission by any party of any fact or other matter, and shall not be used in any way in the Texas Action or in any other litigation or proceeding. E. JUDGMENT AND ORDER OF DISMISSAL. 1. The parties to this Agreement will jointly request the Court to enter the Judgment in the form of EXHIBIT 1. The Named Plaintiffs and the Named Defendants expressly and irrevocably waive their right of appeal as to the Judgment. However, the Named Plaintiffs and Plaintiffs' Legal Counsel, each expressly reserves the right to appeal as to the amount of reasonable and necessary attorneys' fees awarded by the Court for services rendered to the Named Plaintiffs and the other members of the Settlement Class by Plaintiffs' Legal Counsel from and after February 15, 1997 and for necessary and reasonable expenses incurred by Plaintiffs' Legal Counsel in the Texas Action as provided in P. VIII.B, if the Court should not approve the award to Plaintiffs' Legal Counsel in the amounts provided for in P. VIII.B.
            2. After the Effective Date, the Court shall retain continuing jurisdiction over the Texas Action only for the purpose of enforcing the terms of this Agreement and for no other purpose.

                                      X.
                           MISCELLANEOUS PROVISIONS

      A.    IN THE EVENT OF CONFLICTS, TERMS OF EXHIBITS WILL CONTROL.

            In the event of a conflict between the terms or provisions of this Agreement and the terms or provisions of any Exhibit attached hereto, the terms and provisions of the Exhibits shall control.

      B.    PARTIES BOUND.

            1. The parties agree that the provisions of this Agreement shall inure to the benefit of and be binding upon all of the parties signing this Agreement and, subject to the Court's approval, each and every member of the Settlement Class, except such persons or entities that are excluded by the terms of this Agreement or who are not members of the Settlement Class.

            2. Members of the Settlement Class are bound by the terms of this Agreement and the Judgment whether or not they actually receive the securities mailed to them by 3CI pursuant to the terms of this Agreement.

      C.    NON-ADMISSION OF LIABILITY.

            This Agreement reflects compromises of disputed claims and defenses. All agreements made in this Agreement are only for the purposes of facilitating compromise after considering all relevant claims, defenses, facts and circumstances. Accordingly, nothing contained in this Agreement shall be considered to be an admission by any party of any claim or defense asserted by any other party or any admission of any liability or status of any kind or character.

      D.    AGREEMENT PREPARED JOINTLY BY BOTH PARTIES' ATTORNEYS.

            This Agreement has been prepared by the combined efforts of Plaintiffs' Legal Counsel and Defendants' Legal Counsel pursuant to arms-length compromise negotiations.

      E.    NOTICES.

            1. Notices regarding this Agreement directed to the Named Plaintiffs and/or the Settlement Class, generally, shall be sent to:

                  (a)   Mr. John B. Holstead
                        Vinson & Elkins L.L.P.
                        1001 Fannin Street, Suite 2300
                        Houston, Texas 77002-6760

                  (b)   Mr. James T. Rash
                        AMT Industries
                        5847 San Felipe, Suite 900
                        Houston, Texas 77057

            2. Notices directed to the Named Defendants shall be sent to:

                  (a)   Mr. Robert Rivera, Jr.
                        Susman Godfrey LLP
                        Suite 5100
                        1000 Louisiana Street
                        Houston, Texas 77002-5096

                  (b)   Dr. Werner Kook
                        Rethmann Kreislaufwirtschaft GmbH & Co. KG
                        44536 Lunen
                        Brunnenstra e 138
                        Federal Republic of Germany

      F.    ENTIRE AGREEMENT.

            1. Each party executing this Agreement acknowledges that such party has carefully read this Agreement, including each of the attached Exhibits; that this Agreement and the attached Exhibits express all of the understandings and agreements between such parties concerning the subjects it purports to cover; and that each party has executed this Agreement after consulting with his/her/its own independent legal counsel and has done so freely and of his/her/its own accord.

            2. The parties agree that they relied on nothing, whether a statement or omission, other than is stated in the four corners of this Agreement in deciding to enter into this Agreement.

      G.    GOVERNING LAW.

            This Agreement shall be governed by Texas law.

      H.    MULTIPLE ORIGINALS.

            This Agreement may be executed in counterparts, in which event the various counterparts shall be and constitute one instrument for all purposes. The several signature pages may be collected and annexed to one or more documents to form a complete counterpart. Photocopies of executed copies of this Agreement may be treated as originals.

                                      XI.
                                   EXECUTION

      By executing this Agreement, each of the undersigned persons represents to each of the other parties to this Agreement that they are legally and mentally competent and are fully authorized to execute this Agreement.

      IN WITNESS WHEREOF, the parties hereto have set their hands and on the dated indicated opposing their respective signature.

                                    NAMED PLAINTIFFS:

Date: 7-17-97                       By:/S/ JAMES T. RASH
                                           James T. Rash, Individually

                       AMERICAN MEDICAL TECHNOLOGIES, INC.

Date: 7-17-97                       By:/S/ JAMES T. RASH
                                           James T. Rash
                                           President

Date:7-17-97                        By:/S/ DONALD W. SMITH
                                           Donald W. Smith, Individually

                           GHERE-SMITH INTERESTS, INC.

Date:    7-17-97                   By:/S/ DONALD W. SMITH
                                          Donald W. Smith
                                          V. President

Date:    7-24-97                  By:/S/ PATRICK GRAFTON
                                         Patrick Grafton, Individually

                                    NAMED DEFENDANTS:

                                    WASTE SYSTEMS, INC.

Date: AUGUST 12, 1997             By: /S/ CLEMENS PUES
                                          Clemens Pues
                                          President


Date:   09 SEPTEMBER 1997           By:/S/ GEORG RETHMANN
                                           Georg Rethmann, Individually


Date:                               By:/S/ HERMANN NIEHUES
                                           Hermann Niehues, Individually


Date:                               By:/S/ ERNST JUERGEN THOMAS
                                           Ernst Juergen Thomas, Individually


Date:   AUGUST 15, 1997             By:/S/ ERIK VON FORELL
                                           Erik Von Forell, Individually

                                    OWNERS OF  WSI:

                                    RETHMANN V&B GMBH & CO.


Date:  8, SEPTEMBER 1997            By: /S/  WERNER KROOK
                                             Werner Kook


                                    LOBBE HOLDING GMBH & CO.

Date:                               By:/S/ ERNST PETER RAHLENBECK
                                           Ernst Peter Rahlenbeck

                       3CI COMPLETE COMPLIANCE CORPORATION


Date:   8/12/97                     By:/S/ CHARLES DONALD CROCHET
                                           Charles Donald Crochet President

THE STATE OF TEXAS            SS.
                              SS.
COUNTY  OF   HARRIS           SS.

      BEFORE ME, the undersigned authority, on this day personally appeared JAMES T. RASH, in his individual capacity, known to me and whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

      Given under my hand and seal this 17TH day of JULY , 1997.


                                   /S/ SUSAN S. RILEY
                                NOTARY PUBLIC IN AND FOR THE
                                    STATE OF TEXAS


THE STATE OF TEXAS            SS.
                              SS.
COUNTY   OF  HARRIS           SS.

      BEFORE ME, the undersigned authority, on this day personally appeared JAMES T. RASH, known to me to be a person with authority to sign this document on behalf of AMERICAN MEDICAL TECHNOLOGIES, INC. and whose name is subscribed to the foregoing instrument, and acknowledging to me that he executed the same for the purposes and consideration therein expressed.

      Given under my hand and seal this 17TH day of JULY , 1997.



                                     /S/ SUSAN S. RILEY
                                NOTARY PUBLIC IN AND FOR THE
                                       STATE OF TEXAS

THE STATE OF TEXAS            SS.
                              SS.
COUNTY  OF   HARRIS           SS.

      BEFORE ME, the undersigned authority, on this day personally appeared PATRICK GRAFTON, in his individual capacity, known to me and whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

      Given under my hand and seal this   24TH  day of     JULY        , 1997.



                                /S/ JAMES BENJAMIN BLACK, II
                                  NOTARY PUBLIC IN AND FOR THE
                                    STATE OF SOUTH CAROLINA

THE STATE OF TEXAS            SS.
                              SS.
COUNTY   OF  HARRIS           SS.

      BEFORE ME, the undersigned authority, on this day personally appeared DONALD W. SMITH, in his individual capacity, known to me and whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

      Given under my hand and seal this 17TH    day of    JULY           , 1997.

                                     /S/ SUSAN S. RILEY
                                NOTARY PUBLIC IN AND FOR THE
                                       STATE OF TEXAS

THE STATE OF TEXAS            SS.
                              SS.
COUNTY   OF  HARRIS           SS.

      BEFORE ME, the undersigned authority, on this day personally appeared DONALD W. SMITH, known to me to be a person with authority to sign this document on behalf of GHERE-SMITH INTERESTS, INC. and whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

      Given under my hand and seal this   17TH   day of   JULY          , 1997.

                                     /S/ SUSAN S. RILEY
                                 NOTARY PUBLIC IN AND FOR THE
                                        STATE OF TEXAS

THE STATE OF LOUISIANA        SS.
                              SS.
COUNTY   OF CADDO             SS.

      BEFORE ME, the undersigned authority, on this day personally appeared CLEMENS PUES, known to me to be a person with authority to sign this document on behalf of WASTE SYSTEMS, INC. and whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

      Given under my hand and seal this 12TH     day of   AUGUST     , 1997.

                                       /S/ A. BRYON WELLS
                                    NOTARY PUBLIC IN AND FOR THE
                                       STATE OF LOUISIANA

      BEFORE ME, the undersigned authority, on this day personally appeared GEORG RETHMANN, in his individual capacity, known to me and whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

      Given under my hand and seal this 09 day of SEPTEMBER , 1997.

                                     /S/
                          NOTARY PUBLIC IN AND FOR THE
                      STATE OF NORDRHEIN-WESTFALEN/GERMANY

      BEFORE ME, the undersigned authority, on this day personally appeared HERMANN NIEHUES, in his individual capacity, known to me and whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

      Given under my hand and seal this 11 day of SEPTEMBER , 1997.



                                     /S/
                          NOTARY PUBLIC IN AND FOR THE
                      STATE OF NORDRHEIN-WESTFALEN/GERMANY

THE STATE OF TEXAS            SS.
                              SS.
COUNTY   OF  HARRIS           SS.

      BEFORE ME, the undersigned authority, on this day personally appeared ERNST JUERGEN THOMAS, in his individual capacity, known to me and whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

      Given under my hand and seal this _____ day of ______________, 1997.



                                    ------------------------------------
                                    NOTARY PUBLIC IN AND FOR THE
                                    STATE OF TEXAS


THE FEDERAL TERRITORY
OF KUALA LUMPUR               SS.
                              SS.
COUNTY OF   MALAYSIA          SS.


      BEFORE ME, the undersigned authority, on this day personally appeared ERIK VON FORELL, in his individual capacity known to me and whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

      Given under my hand and seal this 15TH day of AUGUST , 1997.



                                       /S/ A. T. VELU
                               NOTARY PUBLIC IN AND FOR THE
                                      STATE OF TEXAS

THE STATE OF LOUISIANA        SS.
                              SS.
COUNTY   OF CADDO             SS.

      BEFORE ME, the undersigned authority, on this day personally appeared CHARLES D. CROCHET, known to me to be a person with authority to sign this document on behalf of 3CI COMPLETE COMPLIANCE CORPORATION and whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

      Given under my hand and seal this 12TH day of AUGUST , 1997.



                                     /S/ A. BYRON WELLS
                                NOTARY PUBLIC IN AND FOR THE
                                    STATE OF LOUISIANA

      BEFORE ME, the undersigned authority, on this day personally appeared WERNER KOOK, known to me to be a person with authority to sign this document on behalf of RETHMANN GMBH & CO. VERWALTUNGS-UND BETEILIGUNGS KG and whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

      Given under my hand and seal this    8     day of     SEPTEMBER    , 1997.

                                     /S/
                          NOTARY PUBLIC IN AND FOR THE
                      STATE OF NORDRHEIN-WESTFALEN/GERMANY

      BEFORE ME, the undersigned authority, on this day personally appeared ERNST PETER RAHLENBECK known to me to be a person with authority to sign this document on behalf of LOBBE HOLDING GMBH & CO. and whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

      Given under my hand and seal this 20TH day of AUGUST , 1997.



                                            /S/
                                   NOTARY PUBLIC IN AND FOR THE
                                     CITY OF ISERLOHN, GERMANY
                                      URK. R. NR.  599/1997

BEFORE ME, the undersigned authority, on this day personally appeared ERNST PETER RAHLENBECK known to me to be a person with authority to sign this document on behalf of LOBBE HOLDING GMBH & CO. and whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

      Given under my hand and seal this 20TH day of AUGUST , 1997.



                                         /S/
                                   NOTARY PUBLIC IN AND FOR THE
                                    CITY OF ISERLOHN, GERMANY
                                      URK. R. NR.  600/1997